Exhibit 4.4

SECOND AMENDMENT

TO

WESTERN DIGITAL CORPORATION 401(K) PLAN

The Western Digital Corporation 401(k) Plan, originally effective as of October 1, 1984, as presently maintained under an amendment and restatement made effective as of January 1, 2016, is hereby amended effective as of the date this amendment is approved and adopted, in the following respects:

A. FIRST CHANGE

Section 11.3.c of the Adoption Agreement is amended to update the Service with Other Employers provisions as follows:

c.	☒ Prior service with other specified employers is credited for the following purposes:

Service for Contribution
	Eligibility Service	Vesting Service	Allocation
Requirements

i.  Employer Name: (1) any business entity that, as a result of a transaction, such as a merger or other acquisition, is treated as a single employer with the Plan Sponsor pursuant to Code Section 414(b), (c), or (m) (as described in Code Section 410(b)(6)(C)); or (2) any business entity of which Plan Sponsor or a Participating Employer acquires 80% or more of the equity interests, or substantially all of the business assets; unless the Plan Sponsor or Participating Employer, as applicable, provides by written resolution that service with such entity will not be credited under the Plan (provided, that such service is not required to be credited pursuant to applicable law).

	1. ☒	2. ☒	3. ☐
ii. ☒ The following limitations apply to service credited under the Plan for employment with another employer:

B.	☐	Only employment with the specified employer prior to the date specified below is included.

		1.	Employer Name:	Date:

		2.	Employer Name:	Date:

		3.	Employer Name:	Date:

		4.	Employer Name:	Date:

C.	☐	Only employment with the specified employer on or after the date specified below is included.

		1.	Employer Name:	Date:

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		2.	Employer Name:	Date:

		3.	Employer Name:	Date:

		4.	Employer Name:	Date:

D.	☒	Only employment with the specified employer while in the specified class is included.

Employer Name: any entity described in 11.3c.i Eligible Employee Group: persons who were employed by a business entity described in 11.3c.i as of the closing of the transaction.

(The employee groups identified above must be clearly defined and must not discriminate in favor of HCEs.)

*    *    *

EXECUTED THIS 25TH DAY OF AUGUST, 2017.

WESTERN DIGITAL CORPORATION

By:	/s/ Jacqueline DeMaria
Jacqueline DeMaria
Title:	EVP & Chief Human Resources Officer

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